Exhibit 99.1

PENNS WOODS BANCORP, INC. ANNOUNCES STOCK SPLIT

Williamsport, PA — Richard A. Grafmyre CFP®, Chief Executive Officer of Penns Woods Bancorp, Inc., (NASDAQ:PWOD) has announced that the Company’s Board of Directors approved a 3 for 2 stock split on September 3, 2019.  The split will increase shares outstanding by 50% or approximately 2,346,462 shares. Total outstanding shares after the split will total approximately 7,039,389.  The split is payable September 30, 2019 to shareholders of record September 17, 2019.  Cash will be paid in lieu of fractional shares.

Previous press releases and additional information can be obtained from the company’s website at www.pwod.com.

Contact:	Richard A. Grafmyre, Chief Executive Officer
300 Market Street, Williamsport, PA, 17701
(570) 322-1111
(888) 412-5772
pwod@pwod.com
www.pwod.com